Form of Outside Director Restricted Stock Unit Award Letter under the Bristow Group Inc. 2007 Long Term Incentive Plan

[Date]
[insert name]
[insert address]

Dear _________:

Bristow Group Inc. (the “Company”) hereby awards to you effective as of ______________, 200____ (the “Award Date”) _________ Restricted Stock Units in accordance with the Bristow Group Inc. 2007 Long Term Incentive Plan (the “Plan”).  Each Restricted Stock Unit represents the opportunity for you to receive one share of common stock of the Company, par value $.01 (“Common Stock”), upon satisfaction of the continued service and other requirements set forth in this letter.

Your Restricted Stock Unit Award is more fully described in the attached Appendix A, Terms and Conditions of Outside Director Restricted Stock Unit Award (which Appendix A, together with this letter, is the “Award Letter”).  Any capitalized term used and not defined in this Award Letter has the meaning set forth in the Plan.  In the event there is an inconsistency between the terms of the Plan and this Award Letter, the terms of the Plan control.

Unless otherwise provided in the attached Appendix A, the restrictions on your Restricted Stock Units will lapse at the end of six months after the Award Date (the “Vesting Date”), such that all of your Restricted Stock Units will become vested and no longer be subject to forfeiture, provided that you have continued to serve the Company as a member of the Board from the Award Date through the Vesting Date.  Except as expressly provided in Appendix A, all Restricted Stock Units as to which the restrictions thereon have not previously lapsed and which remain unvested will automatically be forfeited if you cease to be a member of the Board for any reason, other than death or Disability, prior to the Vesting Date.  In the event that the Vesting Date is a Saturday, Sunday or holiday, your Restricted Stock Units will instead vest on the first business day immediately following the Vesting Date.

Note that in most circumstances, when your Restricted Stock Units vest, the Fair Market Value of the Shares of Common Stock awarded on the Vesting Date will be taxable income to you.  You should closely review Appendix A and the Plan Prospectus for important details about the tax treatment of your Restricted Stock Units. Your Restricted Stock Units are subject to the terms and conditions set forth in the enclosed Plan, this Award Letter, the Prospectus for the Plan, and any rules and regulations adopted by the Compensation Committee of the Company’s Board of Directors.

This Award Letter, the Plan and any other attachments hereto should be retained in your files for future reference.

Very truly yours,

William E. Chiles
President and Chief Executive Officer
Enclosures

Appendix A

Terms and Conditions of
Outside Director Restricted Stock Unit Award
[Date]

The Restricted Stock Unit Award by Bristow Group Inc. (the “Company”) made to you effective as of the Award Date provides for the opportunity for you to receive, if certain conditions are met, shares of the common stock of the Company, par value $.01 (“Common Stock”), subject to the terms and conditions set forth in the Bristow Group Inc. 2007 Long Term Incentive Plan (the “Plan”), any rules and regulations adopted by the Compensation Committee of the Company’s Board of Directors (the “Committee”), this Award Letter and the Prospectus for the Plan.  Any capitalized term used and not defined in this Award Letter has the meaning set forth in the Plan.  In the event there is an inconsistency between the terms of the Plan and this Award Letter, the terms of the Plan control.

1.           Vesting of Restricted Stock Units

Except as otherwise provided in Sections 4 and 5 of this Appendix, the Restricted Stock Units granted pursuant to your Award Letter will no longer be subject to forfeiture at the end of six months after the Award Date (the “Vesting Date”), and an equal number of Shares of Common Stock will be transferred to you, as set forth in your Award Letter, provided that you have continued to serve the Company as a member of the Board from the Award Date through the Vesting Date.

2.           Restrictions on Restricted Stock Units

Until and unless your Restricted Stock Units become vested, you do not own any of the Common Stock potentially subject to the Restricted Stock Units awarded to you in this Award Letter and you may not attempt to sell, transfer, assign or pledge the Restricted Stock Units or the Common Stock that may be awarded hereunder.  Immediately upon any attempt to transfer such rights, your Restricted Stock Units, and all of the rights related thereto, will be forfeited by you and cancelled by the Company.

The Restricted Stock Units awarded hereunder shall be accounted for by the Company on your behalf on a ledger.  Promptly after your Restricted Stock Units have vested in accordance with the terms hereof (but in no event more than 2 ½ months after the end of your taxable year in which your Restricted Stock Units have vested), provided that you have not elected to defer receipt of such Restricted Stock Unit Award in accordance with procedures adopted by the Committee, the total number of Shares of Common Stock you have earned will be delivered in street name to your brokerage account (or, in the event of your death, to a brokerage account in the name of your beneficiary in accordance with the Plan) or, at the Company’s option, a certificate for such Shares will be delivered to you (or, in the event of your death, to your beneficiary in accordance with the Plan).

3.           Dividends and Voting

The Restricted Stock Units granted herein do not give you any rights as a stockholder of the Company including, but not limited to, voting and dividend rights.

4.           Forfeiture of Units

(a)
Forfeiture and Vesting.  Except as provided in this Section 4 and Section 5, if you cease to be a member of the Board for any reason, other than death or Disability, prior to the Vesting Date, your unvested Restricted Stock Units shall be immediately forfeited.

(b)
Death or Disability.  If you cease to be a member of the Board by reason of your death or Disability, your Restricted Stock Units will be immediately vested in full and will be settled in accordance with the provisions of Section 2 of this Appendix.  For purposes of this Appendix, Disability shall mean your complete inability, with or without a reasonable accommodation, to perform your duties as a member of the Board as a result of physical or mental illness or personal injury you have incurred for more than 12 weeks in any 52 week period, whether consecutive or not, as determined by an independent physician selected with your approval and the approval of the Company.

(c)
Committee Determinations.  The Committee shall have absolute discretion to determine the date and circumstances of the cessation of your services as a member of the Board, and its determination shall be final, conclusive and binding upon you.

5.           Change in Control

If you are serving the Company as a member of the Board on the date of a Change in Control of the Company, all of your Restricted Stock Units will be immediately vested in full and will be settled in accordance with the provisions of Section 2 of this Appendix.  A Change in Control of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

(a)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of Shares representing 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or (iv) any acquisition by any corporation or other entity pursuant to a transaction which complies with subclauses (i), (ii) and (iii) of clause (c) below; or

(b)
Individuals who, as of the Effective Date of the Plan, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that for purposes of this clause (b), any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or

(c)
Consummation of a reorganization, merger, conversion or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Voting Securities, (ii) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation or other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of the Company, providing for such Business Combination; or

(d)
Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in connection with the transfer of all or substantially all of the assets of the Company to an affiliate or a Subsidiary of the Company.

6.           Tax Consequences

You should review the Plan Prospectus for a general summary of the U.S. federal income tax consequences of your receipt of your Restricted Stock Unit Award based on currently applicable provisions of the Code and related regulations.  The summary does not discuss state and local tax laws or the laws of any other jurisdiction, which may differ from U.S. federal tax laws.  Neither the Company nor the Committee guarantees the tax consequences of your Restricted Stock Unit Award herein.  You are advised to consult your own tax advisor regarding the application of the tax laws to your particular situation.

7.           Restrictions on Resale

Other than the restrictions referenced in Section 2, there are no restrictions imposed by the Plan on the resale of Common Stock acquired under the Plan.  However, under the provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), resales of Shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act.  At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates.  In addition, any shares of Common Stock deliverable hereunder are subject to the Company’s policies against insider trading (including black-out periods during which no sales are permitted)

and to other restrictions on resale that may be imposed by the Company from time to time if it determines said restrictions are necessary or advisable to comply with applicable law.

8.           Compliance with Laws

This Award Letter and the Restricted Stock Units and any Common Stock deliverable hereunder shall be subject to all applicable federal and state laws and the rules of the exchange on which Shares of the Company’s Common Stock are traded.  The Plan and this Award Letter shall be interpreted, construed and constructed in accordance with the laws of the State of Delaware and without regard to its conflicts of law provisions, except as may be superseded by applicable laws of the United States.

10.           Miscellaneous

(a)
Not an Agreement for Continued Services.  This Award Letter shall not, and no provision of this Award Letter shall be construed or interpreted to, create any right to membership on the Board or to continue your membership on the Board.

(b)
Community Property.  Each spouse individually is bound by, and such spouse’s interest, if any, in this award of Restricted Stock Units or in any Shares of Common Stock that may be awarded hereunder, is subject to, the terms of this Award Letter.  Nothing in this Award Letter shall create a community property interest where none otherwise exists.

(c)
Code Section 409A.  This Restricted Stock Unit Award is intended to be exempt from Code Section 409A.  If the Committee determines that this Restricted Stock Unit Award may be subject to Code Section 409A, the Committee may, in its sole discretion, amend the terms and conditions of this Award Letter to the extent necessary to comply with Code Section 409A or otherwise to exempt the Restricted Stock Unit Award from Code Section 409A.  Notwithstanding the foregoing, the Company shall not be required to assume any economic burden in connection therewith.

If you have any questions regarding your Restricted Stock Unit Award or would like to obtain additional information about the Plan, please contact the Company’s General Counsel, Bristow Group Inc., 2000 W. Sam Houston Parkway South, Suite 1700, Houston, Texas 77042 (telephone (713) 267 - 7600).  Your Award Letter and all attachments should be retained in your files for future reference.

This Award Letter has been executed and delivered as of the Award Date.